UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008 (August 22, 2008)

AMERICAN OIL & GAS INC.
 (Exact name of registrant as specified in its charter)

Nevada	1-31900	88-0451554
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 2400 Denver, CO	80265
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 991-0173

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 28, 2008, American Oil & Gas Inc. (the “Company ”) filed a Current Report on Form 8-K (the “Original Form 8-K”) reporting, among other things, that certain letter agreement with North Finn, LLC (“North Finn”) and a third party unaffiliated with the Company or North Finn. In addition, on August 28, 2008, the Company requested confidential treatment of the name of the third party and certain officers or employees of such third party. The Company is withdrawing its request for confidential treatment of such matters and is amending Item 1.01 and Exhibit 10.1 in their entirety, and Item 9.01, with respect to Exhibit 10.1 only, of the Original Form 8-K as set forth below. The remainder of the information contained in the Original Form 8-K is not amended hereby.

Item 1.01. Entry in a Material Definitive Agreement.

On August 22, 2008, American Oil & Gas Inc. (the “Company”) and North Finn, LLC (“North Finn”) entered into a letter agreement (the “Agreement”) with Chesapeake Exploration, L.L.C. (“Chesapeake”), a third party unaffiliated with the Company or North Finn, whereby Chesapeake agreed to collectively pay up to $30,000,000 to the Company and North Finn (collectively, “Seller”), for all of Seller’s right, title and interest in oil and gas leasehold and minerals in certain lands located in Converse County, Wyoming, including certain wells located thereto.

Chesapeake shall have sixty days from August 22, 2008 in order to conduct due diligence on these leases and wells. Adjustments to the purchase price, as a result of the due diligence, title defects, or delivery of less than 40,048 net acres shall be made in accordance with the allocated value of $722.00 per net acre. Closing shall be on or before October 21, 2008.

The foregoing description does not purport to be a complete description of all the terms of the Agreement and a copy of the Agreement is furnished herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 Letter Agreement dated August 22, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2008

AMERICAN OIL & GAS INC.

By: /s/Andrew P. Calerich
Andrew P. Calerich, President

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1	Letter Agreement dated August 22, 2008.

3